Exhibit 99.1

Sono-Tek’s Board of Directors Addresses Recent News Announcement

(August 13, 2013 - Milton, NY) Sono-Tek Corporation (OTC QB: SOTK) announced today that the Board of Directors of Sono-Tek has reviewed the August 7, 2013 announcement by Faruqi and Faruqi LLP relating to potential breaches of the Board’s fiduciary duties in connection with obtaining shareholder approval of the Sono-Tek 2013 Stock Incentive Plan and offers the following response:

Sono-Tek considers the granting of stock options to be an important aspect of employee, officer and Director compensation.  Currently, Sono-Tek does not have a Stock Incentive Plan in place.  In May 2013, Sono-Tek’s 2003 Stock Incentive Plan, which covered 1.5 million shares, lapsed at the conclusion of its ten year term.  When adopted in 2003, Sono-Tek had approximately 9.2 million shares outstanding, compared to approximately 14.5 million shares outstanding today, and the Company was roughly one quarter of its present size in terms of revenues and assets. The Company has twice as many employees today compared to 2003.  The new plan covers 2.5 million shares and is larger than the plan which lapsed because Sono-Tek is a substantially larger company with more employees.  The Board believes it has acted appropriately in submitting the 2013 Stock Incentive Plan for shareholder approval and that there is no merit whatsoever to the implication of potential breaches of its fiduciary duties and reminds its shareholders that they may accept or reject the Board’s recommendation in their sole discretion.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events of Sono-Tek Corporation that involve risks and uncertainties. These factors include, among other considerations, general economic and business conditions, the approval of the Sono-Tek 2013 Stock Incentive Plan by Sono-Tek’s shareholders, the availability of stock options and related instruments for employee and director compensation, and the ability to achieve asset growth and increased sales volume. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.